EXHIBIT 99.2

UNAUDITED PROFORMA COMBINED BALANCE SHEET

The following unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of the Acquired Property on August 13, 2014. The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 reflects the acquisition as if it had occurred on June 30, 2014. The financial information included in the unaudited pro forma condensed consolidated balance sheet is prepared in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma condensed consolidated balance sheet is presented for informational purposes only and should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company, which are included in the Annual Report on Form 10-K of PDI, Inc. for the year ended December 31, 2013. The assumptions and adjustments used are described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

PDI allocated the acquisition price using its best estimates of fair value. These estimates are based on the most recently available information. The allocation of fair value is dependent upon a third-party valuation which is not yet final. There can be no assurances that these final valuations will not result in material changes to the estimated allocation.

Unaudited pro forma condensed consolidated statements of operations are not presented as that presentation would require forward-looking information in order to meaningfully present the effects of the acquisition.

Note 1 – Basis of Pro Forma Presentation

On August 13, 2014, PDI, Inc. (the “Company”), through its wholly-owned subsidiary Interpace Diagnostics, LLC (“Interpace”), consummated an agreement (the “Agreement”) to acquire miRInform® Thyroid and Pancreas cancer diagnostic tests, other tests in development for thyroid cancer, associated intellectual property and a biobank with more than 5,000 patient tissue samples (the “Acquired Property”) from Asuragen, Inc. (“Asuragen”) the “Transaction”). On August 13, 2014, the Company executed a Guaranty in favor of Asuragen, guaranteeing the payment and performance obligations of Interpace under the Agreement (the “Guaranty”).

Under the terms of the Agreement, the Company paid $8.0 million at the August 13, 2014 closing of the Transaction and will be obligated to pay an additional $0.5 million to Asuragen upon the successful completion by Asuragen of certain transition service obligations set forth in a transition services agreement, entered into by Interpace and Asuragen concurrently with the Agreement (the “Transition Services Agreement”) concurrently with the Agreement. In addition, under the Agreement, the Company will be obligated to make a milestone payment of $0.5 million to Asuragen upon the earlier of the launch of a miRInform® Pancreas product or February 13, 2016, and to pay royalties of 5.0% on the future net sales of the miRInform® Pancreas diagnostics product line for a period of ten years following a qualifying sale, 3.5% on the future net sales of the miRInform® Thyroid diagnostics product line through August 13, 2024 and 1.5% on the future net sales of certain other thyroid diagnostics product lines for a period of ten years following a qualifying sale.

Pursuant to the terms of the Agreement, Asuragen agreed to certain restrictions on their ability to conduct, enter into or otherwise support a business that sells or supports diagnostic tests, or performs other services, relating to the diagnosis of thyroid and pancreatic cancer. The Agreement also contains customary representations, warranties and covenants of the Company and Asuragen. Subject to certain limitations, the parties will be required to indemnify each other for damages resulting from breaches of the representations, warranties and covenants made in the Agreement and certain other matters.

Pursuant to the terms of the Transition Services Agreement, Asuragen will provide the Company with training, technical, bioinformatics and validation support, testing and other transition related services and support for a period of 90 days. As discussed above, the Company will be obligated to pay an additional $0.5 million to Asuragen upon the successful completion by Asuragen of its transition service obligations. The Company will also be obligated to reimburse Asuragen for certain expenses incurred in connection with the performance of Asuragen’s transition services. Subject to certain limitations, the parties will be required to indemnify each other for damages resulting from breaches of the Transition Services Agreement and certain other matters.

The acquisition has been accounted for as a purchase, subject to the provisions of Accounting Standards Codification 805-10-50 and has been treated as an asset acquisition for tax purposes.  In connection with the transaction, the Company has preliminarily recorded $13.0 million in other identifiable intangible assets as of June 30, 2014. The identified finite-lived intangible assets (the Acquired Property) have a weighted average amortization period of 7.9 years. The Company determined the acquisition date fair value of the contingent consideration of $4.5 million based on a probability-weighted income approach derived from revenue. The fair value measurement is based on significant subjective assumptions and inputs not observable in the market. Future revisions to these assumptions could materially change the estimate of the fair value of the contingent consideration and therefore materially affect the presented unaudited pro forma condensed consolidated balance sheet.

Note 2 – Pro Forma Adjustments

(2a) Cash paid by the Company at the acquisition date for the Acquired Property funded from cash on hand.

(2b) Amount due to Asuragen upon the successful completion of certain transition service obligations as set forth in the Transition Services Agreement.

(2c) Preliminary allocation of fair value to Acquired Property based on the application of relief from royalty and cost build up valuation approaches. The preliminary purchase price allocation is as follows:

(Unaudited)
Biobank	$1,575
ThyraMir	8,519
PancraMir	2,882
$12,976

(2d) Preliminary estimate of fair value of contingent consideration (royalties on future net sales) based on a probability-weighted income approach derived from revenue.